EXHIBIT EX. – 99.1

ATWOOD ANNOUNCES ONE-WELL COMMITMENT FOR ATWOOD FALCON

Houston, Texas
14 July 2008

FOR IMMEDIATE RELEASE

Atwood Oceanics, Inc. (NYSE: ATW), announced today that the ATWOOD FALCON has received a one-well commitment from an operator in Southeast Asia for the drilling of a well in the South China Sea. The drilling of this one well will commence in mid July 2008 at a dayrate of $425,000, with an approximate duration of 40 days; after which the rig will return to its current contracted dayrate of $160,000. The rig is currently under contract with Sarawak Shell Berhad/Sabah Shell Petroleum Co. Ltd in the South China Sea.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2007, filed with the Securities and Exchange Commission.

                                        Contact: Jim Holland
                                         281-749-7804